Pure Cycle Corporation S-8

Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated November 27, 2013, on the consolidated financial statements of Pure Cycle Corporation, which report appears in the Annual Report on Form 10-K of Pure Cycle Corporation for the year ended August 31, 2013.

/s/ GHP Horwath, P.C.

Denver, Colorado

May 5, 2014